EXHIBIT 4.4

                               INFICON Holding AG
                         Key Employee Stock Option Plan

                                 The Regulations


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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 1

ARTICLE 1 Definitions

Allocation Date:              The date Shares are allocated to Participants, as
                              determined by the Committee.

Board:                        Board of Directors of INFICON.

Cause: In the context of removal or resignation from employment, the commission of any felony under applicable criminal law, breach of any material fiduciary duty or act of dishonesty, fraudulent misrepresentation or moral turpitude which commission or breach may reasonably be expected to have a material detrimental impact on the business of the Inficon Group, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant's effective performance of his or her duties for the Inficon Group.

Committee:                    The Compensation Committee of the Board of
                              Directors.

Eligible Persons:             Key employees who may participate in this Plan
                              pursuant to Article 5.

Exercise Period:              The period during which the Option Holder may
                              exercise Options under this Plan.

Exercise Price:               The price at which a Share may be purchased during
                              the Exercise Period of the Option by exercising an Option.

Grant Date:                   As used with respect to a particular Option, the
                              date as of which such Option is granted by the Board or the Committee pursuant to the Plan.

Group Companies:              All legally independent companies under the
                              management of INFICON and in which INFICON, either directly or indirectly, owns at least 50% of the share capital.

INFICON:                      INFICON Holding AG, Bad Ragaz.

INFICON Group:                INFICON and all of the Group Companies.

Issue Price:                  The offer price of Shares, equal to the closing
                              price


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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 2

                              of the price of the Shares on the SWX Swiss
                              Exchange on the Grant Date.

Option: The right (but not the obligation), granted under this Plan, to purchase a Share at the Exercise Price during the Exercise Period.

Option Holder:                A Participant who is granted Options under these
                              Regulations.

Participants:                 Eligible Persons who actually participate in this
                              Plan.

Plan/Regulations:             INFICON Holding AG Key Employee Stock Option Plan.

Shares:                       Registered Shares of INFICON.

ARTICLE 2 Purpose

The purpose of the Plan is to provide Eligible Persons of the INFICON Group with an opportunity to become shareholders of INFICON, and in addition, to obtain Options on Shares and allow them to participate in the future success of the INFICON Group. It is intended that the Plan will provide an additional incentive for Eligible Persons to maintain continued employment with the INFICON Group, contribute to the future success and prosperity of the INFICON Group, and enhance the value of the INFICON Group. Accordingly, INFICON will, from time to time during the term of this Plan, grant to such Eligible Persons Options to purchase shares in such amounts as the Committee shall determine, subject to the conditions provided in this Plan.

ARTICLE 3 Administration of the Plan

      (a) The Committee will administer this Plan. The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board. The Board shall select one of the Committee's members as Chairman. The Committee shall hold meetings at such times and places as it may determine, subject to such rules as to procedures not inconsistent with the provisions of the Plan as are prescribed by the Board, and as prescribed by the Committee itself. A majority of the authorized number of members of the Committee shall constitute a quorum for the transaction of business. Resolutions or minutes approved in writing by a

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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 3

majority of the members of the Committee then serving shall be valid acts of the Committee.

      (b) The Committee shall have authority to make rules and regulations necessary or desirable to administer the Plan and to interpret the provisions of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Option Holders and any person claiming under or through an Option Holder, unless otherwise determined by the Board.

      (c) No member of the Committee or of the Board shall be liable for any determination, decision, or action made in good faith with respect to this Plan or any Option granted under this Plan.

      (d) The Board may at any time exercise any of the powers of the Committee under this Plan.

ARTICLE 4 Shares Subject to these Regulations

The Shares may be made available through authorised but non-issued Shares (conditional share capital) or through Shares purchased in the open market, at the discretion of the Board.

The Board has the discretion to adjust the number of Options and Shares and their terms, according to changes in the corporate structure of INFICON pursuant to Article 17.

ARTICLE 5 Grants by Committee

      (a) The Committee may from time to time grant Options to key employees of the INFICON Group to purchase Shares, in each case as determined by the Committee at the time of the Grant.

      (b) Subject to the terms, provisions, and conditions of the Plan and subject to review by the Board, the Committee shall have exclusive jurisdiction to (1) select the key employees to be granted Options, (2) determine the number of Options to be granted to each Option Holder, (3) determine the date or dates when Options will be granted, (4) determine the dates when Options shall vest and become non-forfeitable by the Option Holder, (5) determine the date or dates when each Option may be exercised within the term of the Option specified pursuant to Section 8 of this Plan, and (6) prescribe the form, which will be


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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 4

consistent with the Plan, of the documents evidencing any Options granted under this Plan.

      (c) Neither anything contained in this Plan or in any document under this Plan nor the grant of any Option under this Plan shall confer upon any Option Holder any right to continue in the employ of the INFICON Group or limit in any respect the right of the INFICON Group to terminate the Option Holder's employment at any time and for any reason.

      (d) The right to participate in this Plan is personal for each Eligible Person and is not transferable.

      (e) Any guidelines regarding the schedule or amount of Option grants that the Committee may adopt or issue shall not constitute legal obligations of any member of the INFICON Group.

ARTICLE 6 Number of Options, Option Price, and Vesting Schedule

Allocation Dates and the number of Options to be granted on an Allocation Date to each Eligible Person will be determined by the Committee from time to time.

The Exercise Price under all Options is the Issue Price.

The vesting schedule for each grant of Options shall be 25% per year, except for any grant of Option for which the Committee shall designate a different vesting schedule. Options which are not vested are not exercisable and are subject to forfeiture in accordance with Article 14.

ARTICLE 7 No Blocking Period for Shares

Shares purchased by the exercise of Options under this Plan shall not be subject to any blocking period and shall be fully vested upon the date of purchase.

ARTICLE 8 Term of Options

Subject to Article 14, each Option shall terminate on the date determined by the Committee and specified in the Option Agreement, but no Option be exercisable more than seven years after its Allocation Date. At the end of its term, any unexercised Option shall expire and be cancelled without any compensation.

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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 5

ARTICLE 9 Non-transferable Options

The Options are not transferable, i.e., the Option Holder may neither sell, donate, dispose of, or otherwise transfer the Options, or enter into other agreement with equivalent economic effects.

ARTICLE 10 Exercising of Options

Vested Options may be exercised at any time before the expiration of their term (the "Exercise Period"). The Exercise Price is 100% of the Issue Price.

Exercise is effected by the submission of a completed and legally signed Notice of Exercise of Options (see Appendix A). Each exercise transaction must be for at least 10 Options. If an Option Holder holds less than 10 Options, the Option Holder must exercise all the Options in one transaction.

The exercise transaction will be effected within 10 business days after receipt of the Notice of Exercise of Options. Under the Cash Purchase Exercise method (as defined in Article 11), the Shares will be transferred within 10 business days after receipt of the Exercise Price and under the Cashless Exercise method (as defined in Article 11) the Shares will be transferred within 10 business days after the exercise transaction.

ARTICLE 11 Exercise Methods

During the Exercise Period, the Options can be exercised by means of the following exercise methods:

-     Cash Purchase Exercise

-     Cashless Exercise

The Option Holder is entitled to choose one of these exercise methods. He must indicate his choice in the Notice of Exercise of Options (see Appendix A).

Under the Cash Purchase Exercise method, the Option Holder must pay the Exercise Price and any applicable income or employment tax withholdings in order to acquire Shares. In return, subject to the provisions of the Plan, the Option Holder is entitled to receive the number of Shares for which the Options are exercised.

Under the Cashless Exercise method, a securities broker or dealer acting on behalf of the Option

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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 6

Holder will sell a portion of the Shares which the Option Holder receives pursuant to the exercise, use the proceeds of such sale to pay the Exercise Price and any applicable income or employment tax withholdings, and deliver the remainder of the Shares to the Option Holder rounded down to the nearest whole number of Shares, pursuant to a procedure to be determined by the Board, in its sole discretion. Any residual amount which remains shall be paid to the Option Holder in cash.

The Shares which are acquired through exercising of Options are not subject to any blocking period and the Participant may dispose or otherwise transfer the Shares without any restrictions but subject to applicable securities law.

ARTICLE 12 Entry of the Beneficiary into the Share Register

The acquisition of Shares will be entered into the share register, pursuant to the applicable legal rules and regulations of INFICON. The Shares shall only be entered into the share register after payment of the Exercise Price and any applicable income or employment tax withholdings.

ARTICLE 13 Voting Rights and Dividends

The Participant has no right to vote or to receive dividend payments until the Shares are entered into the share register in accordance with Article 12.

ARTICLE 14 Termination of Employment

Unless otherwise determined in the sole discretion of the Board or the Committee, upon termination of an Option Holder's employment with the INFICON Group, any Option granted to him or her under the Plan shall terminate as follows:

      (a) A vested Option held by a Participant who is permanently and totally disabled shall terminate on the date eighteen months after the Committee or the Board determines that the disability occurred;

      (b) Upon the death of the Participant, all vested Options may be exercised at any time on or before the date twelve months after death by the inheritors or personal representative of the Participant upon production of written legal proof of their entitlement to the inheritance or personal representation;

      (c) Upon removal or resignation of a Participant whose employment terminates for Cause, as determined by the Committee or the Board, all Options, whether vested or unvested, held by that Participant shall expire immediately

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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 7

upon the date that Participant's employment terminates, unless some other expiration date is fixed by the Committee or the Board;

      (d) A vested Option held by a Participant who retires from employment with the INFICON Group shall expire on the earlier to occur of (2) two years after the date of retirement or (2) the date specified in the Option Agreement;

      (e) A vested Option held by a Participant whose employment terminates for any reason other than those specified in subsection (a), (b), (c) or (d) above shall expire on the earlier of (1) six months after the date of termination of employment or (2) the date specified in the Option Agreement; and

      (f) All Options that have not vested on the date of termination shall expire immediately without any compensation.

ARTICLE 15 Tax and Social Security Contributions

Each Participant who receives Options and Shares pursuant to these Regulations is responsible for the proper tax and social security declarations and payments according to applicable law.

Any arising wage tax, income tax, capital gains tax, social security contributions or any other taxes or contributions payable by the Participant must be borne by the Participant in accordance with applicable law. The INFICON Group has the right to retain Shares to meet tax withholding obligations unless the Participant provides the funds to do so.

ARTICLE 16 Amendment and Cancellation of these Regulations

These Regulations may be changed, amended, suspended or cancelled at any time by the Committee or the Board, provided that no amendment shall adversely affect the rights of any Participant under Options granted before the Committee or the Board has so acted. Retroactive changes shall not be permitted.

ARTICLE 17 Effect of Certain Corporate Changes and Change in Control

a)    Dilution and other Adjustments

In the event of a Share dividend or split, the Board shall make any or all of the following adjustments as it may determine are necessary or advisable (the form

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Key Employee Stock Option Plan
Regulations                                                               Page 8

of which shall be determined by the Board in its sole discretion) to provide each Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred: (i) adjust the number of Options granted to each Participant and the number of Options that may be granted generally pursuant to the Plan, (ii) adjust the Exercise Price of any Options and (iii) make any other adjustments, or take such action, as the Board, in its discretion, deems appropriate. Such adjustments shall be conclusive and binding for all purposes.

b)    Effect of Reorganization

In the event that (i) INFICON is merged or consolidated with another corporation, (ii) all or substantially all the assets of INFICON are acquired by another corporation, person or entity, (iii) INFICON is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a "Reorganization Event") or (iv) the Board shall propose that INFICON enter into a Reorganization Event, then the Board shall, upon the occurrence of such Reorganization Event, make upon consummation of such Reorganization Event any or all of the adjustments described in Section 17a) as are necessary or advisable in the sole discretion of the Board to provide the Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred.

ARTICLE 18 No Restriction on Right of INFICON to Effect Corporate Changes

The Plan shall not affect in any way the right or power of INFICON or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of INFICON, or any merger or consolidation of INFICON or any issue of Shares or of Options, warrants or rights to purchase Shares or of bonds, debentures, preferred or prior preference Shares whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of INFICON, or any sale or transfer of all or any part of the assets or business of INFICON, or any other corporate act or proceeding, whether of a similar character or otherwise.

ARTICLE 19 Administration

Administration of all transactions pursuant to the provisions of Plan shall be carried out by INFICON or by any other person or company appointed by INFICON. All questions of interpretation with respect to the provisions or terms


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Inficon Holding AG
Key Employee Stock Option Plan
Regulations                                                               Page 9

of the Plan shall be made in the sole discretion of the Committee or the Board and all such interpretations shall be final, conclusive and binding on all parties.

INFICON may give instructions necessary for the administration and management of the Plan.

ARTICLE 20 Applicable law and jurisdiction

Any disputes arising under or in connection with this Plan shall be governed by the laws of Switzerland.

ARTICLE 21 Approval and date of effect of these Regulations

This Plan is effective from and after May 15, 2001, and shall remain in effect through May 15, 2011.

East Syracuse, New York, USA, May 24, 2002
------------------------------------------
Place and Date

On behalf of INFICON:

/s/ James L. Brissenden                       /s/ Peter G. Maier
-----------------------------                 ----------------------------------
James L. Brissenden                           Peter G. Maier
President and Chief Executive                 Vice President and Chief Financial
  Officer                                       Officer

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Inficon Holding AG
Key Employee Stock Option Plan
Regulations

                                   APPENDIX A

                          NOTICE OF EXERCISE OF OPTIONS

Date: _______________, ____

To:   Peter G. Maier
      Chief Financial Officer
      INFICON Holding AG
      Two Technology Place
      East Syracuse, New York  13057  USA

From: ___________________ [name of Option Holder or personal representative]

         I hereby give notice of exercise of Options under the Key Employee Stock Option Plan (the "Plan"). The number of Options that I wish to exercise, and their date of grant and exercise price, are the following:

      Number of Options                Grant Date              Exercise Price
      -----------------                ----------              --------------

I wish to use the: ________ Cash Purchase Exercise

                   ________ Cashless Exercise

method to exercise these Options, in accordance with the terms of the Plan.

I understand that the applicable withholding amounts for income tax and employment tax are as follows:

            Income tax withholding:           ________________
            Employment tax withholding:       ________________

                                        -----------------------------
                                           [name of Option Holder]